Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2026 Financial Results
•Sales increase of 11% to $20.1 billion
•Net earnings of $1.8 billion, or $7.94 per share
•Cash from operations of $3.2 billion and free cash flow of $2.9 billion
•Record backlog of $230 billion, inclusive of the multi-year contract to produce THAAD interceptors
•Updates 2026 financial outlook

BETHESDA, Md., July 23, 2026 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2026 sales of $20.1 billion, compared to $18.2 billion in the second quarter of 2025. Net earnings in the second quarter of 2026 were $1.8 billion, or $7.94 per share, compared to $342 million, or $1.46 per share, including $1.6 billion of program losses and $169 million of other charges, in the second quarter of 2025. Cash from operations was $3.2 billion in the second quarter of 2026, compared to $201 million in the second quarter of 2025. Free cash flow was $2.9 billion in the second quarter of 2026, compared to $(150) million in the second quarter of 2025.
“We delivered strong second‑quarter performance, with over $20 billion in sales – a year‑over‑year increase of 11% – free cash flow of $2.9 billion, and $65 billion of new orders, which takes our backlog to a record $230 billion. This continued performance reflects more than just increased customer demand – it is evidence that our 21st Century Security strategy, and its focus on integration, partnerships and operational excellence is working, resulting in increased business, and advancing the security needs of our nation and allies. We are delivering on our strategy, achieving a higher trajectory for our business and giving us confidence to raise our full year financial guidance. We now anticipate accelerated year‑over‑year sales growth of approximately 8%, driving 28% higher segment operating profit, and increased free cash flow, now projected to be over $7 billion” said Lockheed Martin Chairman, President and CEO Jim Taiclet.
“These results are powered by consistent performance on the commitments we’ve made and by our investments to support the missions our customers will face next. Over the quarter, we took a major step forward in transforming munitions production, putting the framework agreements we announced earlier this year into action by signing a $35 billion multi-year contract with the Missile Defense Agency for THAAD. We continue to innovate at the speed our customers’ missions demand, taking our Sanctum counter-drone system from concept to successful live fire testing in just 45 days by combining a battle manager, radar, launcher, and combat-proven missile into one engagement chain. And, we are investing strategically to strengthen global defense manufacturing capabilities through our collaboration with General Motors Defense in the U.S. and our agreement with Rheinmetall to co-produce ATACMS in Europe.”

Summary Financial Results

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
	Sales	$20,063	$18,155	$38,084	$36,118

	Business segment operating profit[1]	$2,162	$571	$3,985	$2,656
	Unallocated items
	FAS/CAS pension operating adjustment	422	379	843	758
	Impairment and other charges	—	(66)	—	(66)
	Intangible asset amortization expense	(50)	(63)	(100)	(127)
	Other, net[2]	(55)	(73)	(186)	(101)
	Total unallocated items	317	177	557	464
	Consolidated operating profit	$2,479	$748	$4,542	$3,120

	Net earnings	$1,836	$342	$3,324	$2,054

	Diluted earnings per share	$7.94	$1.46	$14.38	$8.75

	Cash from operations	$3,235	$201	$3,455	$1,610
	Capital expenditures	(318)	(351)	(829)	(805)
	Free cash flow[1]	$2,917	$(150)	$2,626	$805

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Other, net for the quarters ended June 28, 2026 and June 29, 2025 included net gains of $36 million ($27 million, or $0.12 per share, after-tax) and $18 million ($14 million,or $0.06 per share, after tax) due to changes in fair value of net assets and liabilities for deferred compensation plans.

Sales: Second quarter 2026 sales increased $1.9 billion, or 11%, driven by growth across all segments reflecting increased volume and munitions ramps.
Consolidated Operating Profit: Second quarter 2026 consolidated operating profit increased $1.7 billion largely driven by combined prior year reach-forward losses of $1.6 billion on a classified program at Aeronautics, and on the Canadian Maritime Helicopter Program (CMHP) and the Turkish Utility Helicopter Program (TUHP) at Rotary and Mission Systems; prior year write-off of $66 million for fixed assets; and a $43 million increase in the FAS/CAS operating adjustment.
Business Segment Operating Profit: Second quarter 2026 business segment operating profit increased $1.6 billion due to the prior year reach-forward losses described above and munition ramps at Missiles and Fire Control.
Net Earnings and Diluted EPS: Second quarter 2026 net earnings increased $1.5 billion and diluted earnings per share increased $6.48 primarily due to higher consolidated operating profit of $1.7 billion described above, partially offset by a $267 million increase in income tax expense.
Cash Flows: Second quarter 2026 cash from operations and free cash flows increased $3.0 billion primarily due to the timing of customer receipts and lower tax payments. The company's cash activities during the second quarter of 2026 included capital expenditures of $318 million and independent research and development of $558 million.

2026 Financial Outlook
The following guidance table contains forward-looking statements, which are based on the company's expectations at the time of this news release. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments in its financial outlook for proposed acquisitions (such as the recently announced agreement to acquire Ultra Maritime), divestitures, joint ventures, changes in tax laws, or special items until such items have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release and Form 10-Q for factors that may impact the company’s ability to achieve guidance or meet expectations.

	(in millions, except per share data)	Current Update	April 2026

	Sales	~$79,750 - $81,750	$77,500 - $80,000

	Business segment operating profit[1]	~$8,500 - $8,700	$8,425 - $8,675

	Total FAS/CAS pension adjustment	~$1,365	~$1,365

	Diluted earnings per share	~$29.95 - $30.65	$29.35 - $30.25

	Cash from operations	~$9,200 - $9,400	$9,150 - $9,450
	Capital expenditures	~$2,000 - $2,400	$2,500 - $2,800
	Free cash flow[1]	~$7,000 - $7,200	$6,500 - $6,800

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Segment Results

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Sales
Aeronautics	$8,112	$7,420	$15,065	$14,477
Missiles and Fire Control	4,101	3,433	7,750	6,806
Rotary and Mission Systems	4,354	3,995	8,345	8,323
Space	3,496	3,307	6,924	6,512
Total sales	$20,063	$18,155	$38,084	$36,118

Operating profit (loss)
Aeronautics	$760	$(98)	$1,379	$622
Missiles and Fire Control	594	479	1,094	944
Rotary and Mission Systems	437	(172)	860	349
Space	371	362	652	741
Total business segment operating profit	2,162	571	3,985	2,656
Unallocated items
FAS/CAS operating adjustment	422	379	843	758
Impairment and other charges	—	(66)	—	(66)
Intangible asset amortization expense	(50)	(63)	(100)	(127)
Other, net	(55)	(73)	(186)	(101)
Total unallocated items	317	177	557	464
Total consolidated operating profit	$2,479	$748	$4,542	$3,120

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Sales	$8,112	$7,420	$15,065	$14,477
Operating profit (loss)	760	(98)	1,379	622
Operating margin	9.4%	(1.3%)	9.2%	4.3%
Second quarter 2026 sales increased $692 million, or 9%, compared to the second quarter of 2025. The increase was primarily due to higher sales of $475 million on the F‑35 program as a result of higher volume on production contracts, and $360 million due to the sales impact of the reach-forward loss recognized on a classified contract in 2025. These increases were partially offset by lower sales of $120 million on F-16 and C-130 programs due to lower volume on sustainment contracts.
Second quarter 2026 operating profit increased $858 million compared to the second quarter of 2025. The increase was attributable to the $950 million reach-forward loss recognized on a classified contract in 2025, and higher sales volume on F-35 production contracts. The increases were partially offset by $160 million of lower net favorable profit adjustments across the portfolio.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Sales	$4,101	$3,433	$7,750	$6,806
Operating profit	594	479	1,094	944
Operating margin	14.5%	14.0%	14.1%	13.9%
Second quarter 2026 sales increased $668 million, or 19%, compared to the second quarter of 2025. The increase was primarily attributable to higher sales of $560 million on integrated air and missile defense programs due to production ramps (PAC-3 and THAAD), and $100 million on tactical and strike missile programs due to production ramps (Precision Strike Missile (PrSM)).
Second quarter 2026 operating profit increased $115 million, or 24%, compared to the second quarter of 2025. The increase was primarily attributable to higher sales volume previously described, and $60 million due to higher net favorable profit adjustments.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Sales	$4,354	$3,995	$8,345	$8,323
Operating profit (loss)	437	(172)	860	349
Operating margin	10.0%	(4.3%)	10.3%	4.2%
Second quarter 2026 sales increased $359 million, or 9%, compared to the second quarter of 2025. The increase was attributable to higher sales of $255 million on Sikorsky helicopter programs due to the sales impact of the reach-forward loss recognized on the Canadian Maritime Helicopter Program (CMHP) and the Türkish Utility Helicopter Program (TUHP) in 2025, and $115 million on Mission Integrated Command & Control (MIC2) programs due to higher volume on undersea combat systems programs and the River Class Destroyer program.

Second quarter 2026 operating profit increased $609 million compared to the second quarter of 2025. The increase was attributable to the $570 million reach-forward loss recognized on the CMHP program and the $95 million reach-forward loss recognized on the TUHP program in 2025. This increase was offset by unfavorable profit adjustments of $65 million on Heavy Lift and $50 million on Seahawk programs, partially offset by higher net favorable profit adjustments across the portfolio.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Sales	$3,496	$3,307	$6,924	$6,512
Operating profit	371	362	652	741
Operating margin	10.6%	10.9%	9.4%	11.4%
Second quarter 2026 sales increased $189 million, or 6%, compared to the second quarter of 2025. The increase was primarily attributable to higher sales of $190 million on strategic and missile defense programs due to increased volume (Fleet Ballistic Missile (FBM) and Next Generation Interceptor (NGI)).
Second quarter 2026 operating profit was comparable to the second quarter of 2025.

Income Taxes

The company's effective income tax rates were 15.7% and 18.0% for the quarters ended June 28, 2026 and June 29, 2025. The lower effective income tax rate for the quarter ended June 28, 2026 was primarily attributable to lower interest expense on the company's uncertain tax position and the reach-forward losses recognized in 2025. The rates for all periods benefited from the tax deductions for foreign derived deduction eligible income, research and development tax credits, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.

On February 18, 2026, the U.S. Department of Treasury issued Notice 2026-7 (the Notice) providing additional interim guidance regarding the application of the CAMT. As a result of the One Big Beautiful Bill Act (the Tax Act) and the Notice, the company is no longer subject to CAMT this year and expects to make reduced federal income tax payments for 2026.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	April 2026
	Business segment operating profit (non-GAAP)	~$8,500 - $8,700	$8,425 - $8,675
	FAS/CAS operating adjustment[1]	~1,685	~1,685
	Intangible asset amortization expense	~(200)	~(200)
	Other, net	~(490)	~(475)
	Consolidated operating profit (GAAP)	~$9,495 - $9,695	$9,435 - $9,685

1	Reflects the amount by which total CAS pension cost of $1.7 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow

Free cash flow is a non-GAAP financial measure that the company defines as cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity. While management believes that free cash flow as a non-GAAP financial measure may be useful in evaluating the company's financial performance, it should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Thursday, July 23, 2026, at 8:30 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Corporate Communications
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Mark Kvasnak, Vice President, Investor Relations
Jessica Serafin, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•the timing of contract awards or contract definitization, decisions by government customers to impose contract terms following undefinitized contract actions, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts and the risks inherent in preparing estimates for fixed-price contracts (particularly for complex and technologically advanced programs);
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), acquisition process reforms, treatment of contractor performance issues, and contractor access to competitive opportunities;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment and rare earth minerals;
•performance and/or financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance, for which the company has provided and expects to provide additional financial guarantees), joint venture partners, subcontractors and customers;
•changes in economic, capital market and political conditions in the U.S. and globally;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales, including potential effects from fluctuations in currency exchange rates;
•    changes in non-U.S. national priorities and government budgets and planned orders;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions, including as a result of presidential executive orders;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension annuity contracts and associated charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•the satisfaction of conditions to (including regulatory approvals) and consummation of the company's announced acquisition of Ultra Maritime, if at all, the timing and terms of any financing for such acquisition and the impact thereof on its indebtedness and capital allocation, its ability to successfully integrate the Ultra Maritime business and realize synergies and other expected benefits of the transaction and the potential for disruption to its or Ultra Maritime's business, customer and supplier relationships, and retention of key personnel during the pendency of the transaction;
•    the company's efforts to fund and increase production capabilities and the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
	Sales	$20,063	$18,155	$38,084	$36,118
	Operating costs and expenses	(17,617)	(17,421)	(33,560)	(33,061)
	Gross profit	2,446	734	4,524	3,057
	Other income, net	33	14	18	63
	Operating profit[2]	2,479	748	4,542	3,120
	Interest expense	(266)	(274)	(535)	(542)
	Non-service FAS pension expense	(80)	(99)	(160)	(197)
	Other non-operating income, net	45	42	105	72
	Earnings before income taxes	2,178	417	3,952	2,453
	Income tax expense	(342)	(75)	(628)	(399)
	Net earnings	$1,836	$342	$3,324	$2,054
	Effective tax rate	15.7%	18.0%	15.9%	16.3%

	Earnings per common share
	Basic	$7.98	$1.46	$14.45	$8.78
	Diluted	$7.94	$1.46	$14.38	$8.75

	Weighted average shares outstanding
	Basic	230.2	233.5	230.1	234.0
	Diluted	231.1	234.3	231.1	234.8

	Common shares reported in stockholders’ equity at end of period			230	232

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 28, for the second quarter of 2026 and June 29, for the second quarter of 2025. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2
As previously described, operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) on a classified program at its Aeronautics business segment, and $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 28, 2026	June 29, 2025	% Change	June 28, 2026	June 29, 2025	% Change
	Sales
	Aeronautics	$8,112	$7,420	9%	$15,065	$14,477	4%
	Missiles and Fire Control	4,101	3,433	19%	7,750	6,806	14%
	Rotary and Mission Systems	4,354	3,995	9%	8,345	8,323	—%
	Space	3,496	3,307	6%	6,924	6,512	6%
	Total sales	$20,063	$18,155	11%	$38,084	$36,118	5%

	Operating profit (loss)
	Aeronautics[1]	$760	$(98)	NM*	$1,379	$622	122%
	Missiles and Fire Control	594	479	24%	1,094	944	16%
	Rotary and Mission Systems[2]	437	(172)	NM*	860	349	146%
	Space	371	362	2%	652	741	(12%)
	Total business segment operating profit	2,162	571	279%	3,985	2,656	50%
	Unallocated items
	FAS/CAS operating adjustment	422	379		843	758
	Impairment and other charges	—	(66)		—	(66)
	Intangible asset amortization expense	(50)	(63)		(100)	(127)
	Other, net	(55)	(73)		(186)	(101)
	Total unallocated items	317	177	79%	557	464	20%
	Total consolidated operating profit	$2,479	$748	231%	$4,542	$3,120	46%

	Operating margin
	Aeronautics	9.4%	(1.3%)		9.2%	4.3%
	Missiles and Fire Control	14.5%	14.0%		14.1%	13.9%
	Rotary and Mission Systems	10.0%	(4.3%)		10.3%	4.2%
	Space	10.6%	10.9%		9.4%	11.4%
	Total business segment operating margin	10.8%	3.1%		10.5%	7.4%

	Total consolidated operating margin	12.4%	4.1%		11.9%	8.6%

1	As previously described, operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) at its Aeronautics business segment.
2	As previously described, operating profit for the quarter ended June 29, 2025 included losses of $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment.
*	NM - not meaningful

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	June 28, 2026	Dec. 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,791	$4,121
Receivables, net	3,356	3,901
Contract assets	16,038	13,001
Inventories	4,411	3,524
Other current assets	805	815
Total current assets	28,401	25,362

Property, plant and equipment, net	11,390	11,292
Goodwill	11,298	11,314
Intangible assets, net	1,787	1,887
Deferred income taxes	2,414	2,975
Other noncurrent assets	7,160	7,010
Total assets	$62,450	$59,840

Liabilities and equity
Current liabilities
Accounts payable	$4,915	$3,630
Salaries, benefits and payroll taxes	3,003	3,184
Contract liabilities	12,151	11,440
Current maturities of long-term debt	—	1,168
Other current liabilities	3,740	3,913
Total current liabilities	23,809	23,335

Long-term debt, net	20,538	20,532
Accrued pension liabilities	3,931	3,915
Other noncurrent liabilities	5,404	5,337
Total liabilities	53,682	53,119

Stockholders’ equity
Common stock, $1 par value per share	230	229
Additional paid-in capital	247	—
Retained earnings	15,759	14,034
Accumulated other comprehensive loss	(7,468)	(7,542)
Total stockholders’ equity	8,768	6,721
Total liabilities and equity	$62,450	$59,840

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 28, 2026	June 29, 2025
Operating activities
Net earnings	$3,324	$2,054
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	798	796
Stock-based compensation	180	141
Deferred income taxes	538	(561)
Impairment and other charges	—	66
Reach-forward losses on select programs	—	1,615
Qualified defined benefit pension plans	184	223
Changes in assets and liabilities
Receivables, net	545	(955)
Contract assets	(3,037)	(2,178)
Inventories	(887)	(461)
Accounts payable	1,409	1,500
Contract liabilities	711	(360)
Income taxes	43	251
Other, net	(353)	(521)
Net cash provided by operating activities	3,455	1,610

Investing activities
Capital expenditures	(829)	(805)
Other, net	(61)	(340)
Net cash used for investing activities	(890)	(1,145)

Financing activities
Repayments of long-term debt	(1,168)	(142)
Proceeds from commercial paper, net	—	1,449
Repurchases of common stock	—	(1,250)
Dividends paid	(1,612)	(1,567)
Other, net	(115)	(145)
Net cash used for financing activities	(2,895)	(1,655)

Net change in cash and cash equivalents	(330)	(1,190)
Cash and cash equivalents at beginning of period	4,121	2,483
Cash and cash equivalents at end of period	$3,791	$1,293

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2026 Outlook	2025 Actual
Total FAS pension expense and CAS cost
FAS pension expense	$(370)	$(924)
Less: CAS pension cost	1,735	1,568
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(50)
Less: CAS pension cost	1,735	1,568
FAS/CAS pension operating adjustment	1,685	1,518
Non-service FAS pension expense	(320)	(874)
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

1	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating pretax settlement charge of $479 million in the fourth quarter of 2025.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	June 28, 2026	Dec. 31, 2025
Aeronautics	$54,356	$59,435
Missiles and Fire Control	87,882	46,650
Rotary and Mission Systems	48,454	47,715
Space	39,724	39,822
Total backlog	$230,416	$193,622

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
F-35	19	50	51	97
F-16	2	3	2	7
C-130J	7	1	8	2
Government helicopter programs	16	24	35	33
Commercial helicopter programs	—	—	—	1

	Number of Weeks in Reporting Period[1]	2026	2025
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.